Exhibit 99.1

SEAWORLD ENTERTAINMENT, INC. ANNOUNCES chris finazzo TO JOIN AS chief commercial officer (CCO)

ORLANDO, FL, December 28, 2021 — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that Chris Finazzo will join the company as Chief Commercial Officer effective January 1, 2022. Chris will be responsible for all commercial aspects of the business including revenue and marketing.  SeaWorld's Board of Directors unanimously approved the appointment.

“We are excited to have Chris join the leadership team,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc.  “Chris brings 17 years of consumer experience through a variety of leadership roles with major retail and food brands, consulting, and financial services firms. His experience and commercial skillset will be a great asset for us as we continue to execute our business plan and growth strategies.”

“I am excited to join such a high-quality business with a portfolio of irreplaceable assets and globally recognized brands,” said Chris Finazzo. “I look forward to working with the team to continue to execute on their proven business plan and fully realize the significant upside potential of the business.  I’m also proud to be part of an organization that is committed to protecting animals and their habitats and inspiring the next generation of conservationists.”

Prior to SeaWorld Entertainment, Inc., Chris served in a variety of roles with Burger King from 2014 – 2021, most recently as President (2017-2021) where he oversaw marketing, operations, franchising, field operations, finance, and development for nearly 10,000 restaurants across the U.S., Canada, and Latin America.  He also served as Head of Marketing, North America (2017), Head of Development (2016), and Co-Chairman of the Burger King McLamore Foundation.  Before joining Burger King, Chris led customer strategy and intelligence for Macy’s and served as a project manager for retail and ecommerce for Hudson International Consulting.  He has also served previously in various roles in the financial services industry.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 39,500 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACT:

Investor Relations:

Matthew Stroud

855-797-8625

Investors@SeaWorld.com

Media:

Lisa Cradit

646-245-2476

Mediarelations@SeaWorld.com

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